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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE - OCTOBER 20, 2003


           NS GROUP REPORTS THIRD QUARTER AND NINE MONTH 2003 RESULTS

NEWPORT, KY--(BUSINESS WIRE)-- OCTOBER 20, 2003 (NYSE: NSS) NS Group, Inc. announced today its results for the quarter ended September 30, 2003. Net sales for the quarter were $73.6 million, a 12 percent increase from the second quarter of 2003. The company reported an operating loss of $2.0 million for the quarter compared to an operating loss of $6.0 million in the second quarter of 2003. Net loss for the quarter was $2.2 million, or an $0.11 loss per diluted share, compared to a net loss of $7.4 million, or a $0.36 loss per diluted share, in the second quarter of 2003.

Net sales for the nine months ended September 30, 2003 increased 26%, to $190.0 million, compared to $151.0 million for the nine months ended September 30, 2002. Operating loss for the first nine months of 2003 was $17.8 million, compared to an operating loss of $19.7 million for the comparable prior year period. The company reported a net loss of $20.8 million, or a $1.00 loss per diluted share, compared to a net loss of $25.7 million, or a $1.24 loss per diluted share, in the prior year period.

President and CEO, Rene J. Robichaud stated, "The energy marketplace continued to improve in the third quarter. The U.S. drill rig count rose 6 percent over the second quarter, to an average 1,088 active rigs. As a result, we achieved a 7 percent increase in energy product shipments and a 5 percent improvement in average revenue per ton over the second quarter. In addition, our steel raw material costs were down approximately 3 percent from the second quarter and our operating performance continued to improve. Also, interest expense declined by $1.2 million from the second quarter due to the retirement of our 13 1/2 percent notes in June 2003. As expected, the combination of these factors enabled us to significantly improve our financial results."

Robichaud went on to say, "Natural gas prices continue to be relatively high and our fourth quarter financial results are expected to improve relative to the third quarter. We believe long-term natural gas supply and demand fundamentals will require robust drilling levels. As such, our outlook for the energy tubular business for 2004 and beyond remains positive."




                                     -more-


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The company will host a conference call and simultaneous web cast to discuss third quarter results at 10:00 A.M. ET on Tuesday, October 21, 2003. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS.

                               ##################


CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6814
                  WWW.NSGROUPONLINE.COM


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                                 NS GROUP, INC.
                           Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
                                  (Unaudited)

                                               Three Months Ended                Nine Months Ended
                                     ---------------------------------------  ----------------------
                                     September 30,   June 30,  September 30,       September 30,
                                          2003         2003         2002         2003         2002
                                     -------------  ---------  -------------  ---------    ---------

Net sales                              $  73,577    $  65,909    $  57,297    $ 189,961    $ 150,996
Cost of products sold                     72,367       68,062       57,615      196,202      157,294
                                       ---------    ---------    ---------    ---------    ---------
     Gross profit (loss)                   1,210       (2,153)        (318)      (6,241)      (6,298)

Selling, general and administrative        3,233        3,805        5,189       11,516       13,383
                                       ---------    ---------    ---------    ---------    ---------
     Operating loss                       (2,023)      (5,958)      (5,507)     (17,757)     (19,681)

Investment income (loss)                      41          (47)          69         (122)       1,190
Interest expense (a)                        (280)      (1,434)      (1,565)      (3,075)      (6,819)
Other income (loss), net                      52           69         (455)         159         (374)
                                       ---------    ---------    ---------    ---------    ---------
     Loss before income taxes             (2,210)      (7,370)      (7,458)     (20,795)     (25,684)
Provision (benefit) for income taxes           -            -            -            -            -
                                       ---------    ---------    ---------    ---------    ---------
     Net loss                          $  (2,210)   $  (7,370)   $  (7,458)   $ (20,795)   $ (25,684)
                                       =========    =========    =========    =========    =========

Net loss per common share
     Basic & diluted                   $   (0.11)   $   (0.36)   $   (0.36)   $   (1.00)   $   (1.24)
                                       =========    =========    =========    =========    =========

Weighted average shares outstanding
     Basic & diluted                      20,859       20,684       20,647       20,735       20,647

Product shipments - tons
     Energy products - welded             73,400       67,400       54,000      194,400      158,300
     Energy products - seamless           46,900       45,500       41,200      127,800       98,700
                                       ---------    ---------    ---------    ---------    ---------
                                         120,300      112,900       95,200      322,200      257,000
Revenue per ton
     Energy products - welded          $     467    $     449    $     454    $     451    $     435
     Energy products - seamless        $     837    $     784    $     795    $     800    $     831

Average rig count                          1,088        1,028          853        1,001          830

NOTES:
(a) Amounts for the three and nine months ended September 30, 2002, include $615 of charges which were previously reported as extraordinary charges and have been reclassified to Other income (loss), net in accordance with current accounting rules.